Exhibit 5.1

Opinion of Shearman & Sterling LLP

December 5, 2019

ViacomCBS Inc. 1515 Broadway New York, NY 10036

Ladies and Gentlemen:

We are acting as counsel for ViacomCBS, Inc., a Delaware corporation (the “Company”), in connection with preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to registration of deferred compensation obligations (the “Obligations”) of the Company to be offered and sold under the Viacom Excess 401(k) Plan, the Viacom Excess 401(k) Plan for Designated Senior Executives, the Viacom Bonus Deferral Plan and the Viacom Bonus Deferral Plan for Designated Senior Executives (the “Plans”).

In connection with the foregoing, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Registration Statement;

(b)	The certificate of incorporation and by-laws of the Company, in each case as amended to date; and

(c)	Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Our opinion set forth below is based on the text of the Plans as referenced in the Exhibit Index to the Registration Statement.

Our opinion expressed below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Obligations, when established pursuant to the terms of the Plans, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plans, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors? rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose without our prior written consent.

Very truly yours,
/s/ Shearman & Sterling LLP

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